UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 15, 2008
Park National Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500

(Address of principal executive offices)	(Zip Code)
(740) 349-8451

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 — Results of Operations and Financial Conditions
and
Item 2.06 — Material Impairments
          On January 15, 2008, Park National Corporation (“Park”) issued a news release (the “News Release”) announcing an expected material impairment charge to the goodwill recorded as a result of the merger of Vision Bancshares, Inc. (“Vision”) into Park on March 9, 2007. Park expects the reduction in goodwill and associated charge to earnings to be approximately $54 million, which will be recorded as of December 31, 2007. This charge to earnings will have no impact on regulatory capital, cash, or Park’s ability to pay dividends at historical levels.
          Park acquired all of the stock and outstanding stock options of Vision for $171.1 million, including $87.8 million in cash and $83.3 million in Park common shares. Total intangible assets recognized by Park as a result of the acquisition were $121.7 million, consisting of $109.0 million of goodwill and $12.7 million in core deposit intangibles. The core deposit intangible balance continues to be amortized over six years and had a balance of $11.5 million at September 30, 2007. Subsequent to the impairment charge, goodwill related to the Vision acquisition will have a new accounting basis and carrying amount of approximately $55 million.
          Generally Accepted Accounting Principles (“GAAP”) require a company to perform an impairment test on goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount. If the carrying amount of the goodwill exceeds the fair value, an impairment loss must be recorded in an amount equal to the excess. GAAP does not permit the subsequent increase in goodwill if future valuations indicate an increase in the fair value of the acquired assets.
          On December 7, 2007, Park reported that net loan charge-offs and the loan loss provision for the fourth quarter of 2007 was expected to be approximately $12 million each. As of the date of this Current Report on Form 8-K, management expects that the loan loss provision for the fourth quarter of 2007 will be approximately $18.6 million, with net loan charge-offs for the fourth quarter of 2007 of approximately $11.3 million. The increase in the expected fourth quarter 2007 loan loss provision is the result of an approximate $20 million increase in non-performing loans at Vision Bank from December 7, 2007 to December 31, 2007. As of September 30, 2007, non-performing loans at Vision Bank were $26.3 million and are expected to be approximately $63.5 million at December 31, 2007. The expected increase in non-performing loans coupled with the deteriorating credit markets in Florida and Alabama triggered Park management to perform a valuation of the fair value of the assets of Vision Bank. The expected impairment charge is based on this estimate. As of September 30, 2007, non-performing loans at Park were $66.2 million and are estimated to be approximately $110 million at December 31, 2007.
          On January 15, 2008, the Board of Directors of Park reviewed management’s valuation of the fair value of Vision Bank and concluded that Park will be required to recognize an impairment charge in respect of the value of the goodwill previously recorded as a result of the Vision acquisition.

Item 8.01 — Other Events
Calling of 2008 Annual Meeting of Shareholders
          At its meeting on January 15, 2008, the Park Board of Directors called the 2008 Annual Meeting of Shareholders of Park National Corporation to be held on Monday, April 21, 2008, at 2:00 p.m., Eastern Daylight Saving Time, at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio. The Park Board of Directors fixed February 25, 2008 as the record date for the determination of the shareholders of Park entitled to receive notice of, and to vote at, the 2008 Annual Meeting of Shareholders.
Declaration of Cash Dividend
          As reported in the News Release, on January 15, 2008, the Park Board also declared a $0.94 per share regular quarterly cash dividend in respect of Park’s common shares. The dividend is payable on March 10, 2008 to shareholders of record as of the close of business on February 25, 2008. A copy of the News Release is included as Exhibit 99.1 and incorporated by reference.
Item 9.01 — Financial Statements and Exhibits.
          (a) Not applicable
          (b) Not applicable
          (c) Not applicable
          (d) Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News Release issued by Park National Corporation on January 15, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION
Dated: January 15, 2008	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated January 15, 2008
Park National Corporation

Exhibit No.	Description

99.1	News Release issued by Park National Corporation on January 15, 2008

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